Exhibit 10.2

INVESTOR AGREEMENT
THIS INVESTOR AGREEMENT (this “Agreement”), dated as of June 15, 2015, is entered into by and among Red Lion Hotels Corporation, a Washington corporation (the “Company”), HNA RLH Investments LLC (the “Investor”), a Delaware limited liability company that is a wholly-owned, indirect subsidiary of HNA Group Co., Limited (“HNA Parent”), and HNA Investment Management LLC, a Delaware limited liability company (the “Manager” and, collectively with the Investor and Company, the “Parties”).
WITNESSETH:
WHEREAS, the Investor and Columbia Pacific Opportunity Fund, L.P. (the “Seller”) intend to enter into a stock purchase agreement pursuant to which the Investor will purchase from the Seller, and the Seller will sell to the Investor, 2,987,343 Company Shares (as defined below) (the “Transaction”);
WHERAS the Investor has transferred the rights to acquire, vote and dispose of its investment in the Company Shares (while retaining all of the economic interest therein) to the Manager, a company formed to manage the investments of HNA Parent in U.S. public companies; and
WHEREAS, in connection with the Transaction, the Company and the Investor desire to undertake the actions and agreements contained herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows.
Article 1

INTERPRETATION
1.1    Definitions. As used herein, the following terms shall have the following meanings.
“Act” means the Washington Business Corporation Act, RCW Chapter 23B.
“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.
“Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation, as the same may be amended from time to time.

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“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York City are generally authorized or obligated by Law to close.
“By-Laws” means the Company’s Amended and Restated By-Laws, as the same may be amended from time to time.
“Company Shares” means shares of common stock, par value $0.01 per share, of the Company.
“control” (including the terms “controlling,” “controlled by” and “under common control with”) means, unless otherwise noted, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.
“Equity Awards” shall mean all securities and rights, including options to purchase Company Shares, granted to non-management members of the Board, members of management and key employees of the Company or any of its Subsidiaries, in each case, pursuant to the Company’s 2015 Stock Incentive Plan or any successor or similar plan.
“fully diluted basis” means, in relation to the total issued and outstanding Company Shares as of any date, the sum of (i) the total number of Company Shares that are issued and outstanding as of such time and (ii) the number of Company Shares that are issuable by the Company upon the exercise or conversion of all rights, options, warrants and convertible securities outstanding as of such time (irrespective of whether such rights, options, warrants or convertible securities are vested, exercisable or “in the money” as of such time).
“Governmental Authority” means any United States federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
“Law” means any applicable federal, state, municipal or local, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, standard ordinance, code, edict resolution, promulgation, rule, regulation, order, judgment, ruling, writ, injunction, decree, or any other similar legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, in each case, as in effect and as interpreted on the date of this Agreement.
“New Securities” shall mean any Company Shares or preferred shares of the Company and all securities, directly or indirectly, convertible into or exercisable or exchangeable

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for Company Shares or preferred shares and all options, warrants and other rights (“Options”) to purchase or otherwise, directly or indirectly, acquire Company Shares or preferred shares, or securities convertible into or exercisable or exchangeable for Company Shares or preferred shares from the Company, whether at the time of issuance or upon the passage of time or the occurrence of some future event (including, (x) debt obligations which are convertible into Company Shares, such other securities or Options and (y) contractual rights to receive payments, such as “phantom” stock or stock appreciation rights, where the amount thereof is determined by reference to fair market or equity value of the Company or any Company Shares); provided, that “New Securities” shall not include (i) Company Shares issued by the Company on or prior to the date hereof, (ii) Company Shares issued upon the direct or indirect conversion, exchange or exercise of any securities issued by the Company on or prior to the date hereof, (iii) securities issued by the Company or any of its Subsidiaries in connection with any subdivision of securities (including any stock dividend or stock split), any combination of securities (including any reverse stock split) or any recapitalization, reorganization or reclassification of the Company or any of its Subsidiaries, (iv) Equity Awards and shares of Common Stock issued upon the direct or indirect exercise of any such Equity Awards, whether issued prior to or after the date hereof, and (v) securities issued as consideration for the acquisition of another Person or the assets of another Person (whether by merger, recapitalization, business combination or otherwise).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company or other entity of any kind.
“Securities Laws” means the Securities Act of 1933 and the Securities Exchange Act of 1934.
1.2    Interpretation.
(a)    All article, section and paragraph references used in this Agreement are to articles, sections and paragraphs of this Agreement unless otherwise specified.
(b)    Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa.
(c)    Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.
(d)    The terms “include” or “including” shall mean “including without limitation.”

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(e)    The words “hereof,” “hereto,” “hereby,” “herein” or “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular article, section or paragraph in which such words appear.
(f)    References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time, and in the case of statutes, shall include any rules or regulations promulgated thereunder.
ARTICLE 2

BOARD OF DIRECTORS
2.1    Board Representation.
(g)    Subject to the terms and conditions contained herein (including Section 2.4), effective as of the consummation of the Transaction, the Investor shall be entitled to appoint one individual selected by the Investor (the “Investor Nominee”) to the board of directors of the Company (the “Board”), as provided herein, and such individual shall serve as a member of each committee of the Board; provided, that the identity of such individual shall be subject to the approval of the Company (which approval may not be unreasonably withheld, conditioned or delayed and is subject to the satisfaction of the conditions set forth in Section 2.1(d)). The Manager, on behalf of the Investor, hereby appoints Enrico Marini Fichera as the initial Investor Nominee, and the Company confirms that Enrico Marini Fichera has been vetted by the Nominating and Corporate Governance Committee in accordance with the Company’s Corporate Governance Guidelines, that he is qualified and suitable to serve as a director of the Company, and that the Company shall not raise any objection to the Manager selecting such individual on behalf of the Investor as the Investor Nominee.
(h)    The Company shall, upon the consummation of the Transaction, (i) establish a vacancy on the Board (including, if necessary to create such vacancy, increasing the size of the Board by one member) and (ii) cause the Investor Nominee to be appointed to fill such vacancy and serve as a director of the Company.
(i)    The Company hereby covenants and agrees, subject to Section 2.4, that it shall (i) include the Investor Nominee in the Board’s slate of nominees presented to the shareholders of the Company for election at each annual meeting of the shareholders of the Company (or any special meeting of the shareholders of the Company called for the purpose of electing directors), (ii) recommend that the Company’s shareholders vote in favor of the Investor Nominee and (iii) use reasonable best efforts, and in no case less than the efforts used to cause the election of any other board nominee included in the Board’s slate of nominees, to cause the election of the Investor Nominee at such meeting, including, without limitation, by soliciting proxies in favor of the election

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of the Investor Nominee to the Board from the shareholders of the Company eligible to vote for the election of directors. In the event the Investor Nominee is not included in the Board’s slate of nominees or is not elected by the shareholders of the Company, then the Company shall promptly appoint the Investor Nominee to the Board pursuant to the provisions of Section 2.1(a).
(j)    Notwithstanding anything in this Article 2 to the contrary, the Company shall not be required to appoint to the Board, cause to be nominated for election to the Board, or recommend to shareholders of the Company the election of, any Investor Nominee who fails to submit to the Company a completed directors and officers questionnaire as the Company customarily requires of its directors and such other information as the Company may reasonably request in connection with its customary vetting process (including conducting interviews and a background check) or in connection with the preparation of its filings under the Securities Laws; provided, however, that upon the occurrence of any failure to provide materials or information described above, the Company shall promptly notify the Investor of such failure and permit the Investor Nominee to remedy such failure and the Investor to provide an alternative nominee sufficiently in advance of any Board action or the meeting of the shareholders of the Company called with respect to such election of nominees, and the Company shall use reasonable best efforts to perform its obligations under this Agreement with respect to such alternate nominee.
(k)    The Company hereby acknowledges and agrees that the Investor Nominee may, at the Investor’s discretion, be an existing director, officer, employee or consultant of the Investor or any of its Affiliates, or any other individual that has a relationship (material or otherwise) with the Investor or any of its Affiliates.
2.2    Compensation. The Parties agree that the Investor Nominee shall not be entitled to any compensation for his or her service as a member of the Board or any committee of the Board; provided, however, that the Company shall pay, or reimburse the Investor Nominee, for reasonable out-of-pocket expenses incurred in connection with performing his or her duties as a director of the Company, including for attending meetings of the Board or any committee of the Board.
2.3    Vacancy. Subject to Law and the rules of the New York Stock Exchange, if at any time a Board vacancy occurs as a result of the death, disability, resignation, disqualification or removal of the Investor Nominee, or the nomination of the Investor Nominee is withdrawn for any reason, then: (a) the Investor shall be entitled to designate a replacement for such Investor Nominee, subject to the conditions set forth in Sections 2.1(d) and 2.4; and (b) the Company (acting through the Board) shall fill such vacancy or replace such nominee with such replacement as promptly as practicable. Any such replacement shall become a member of the Board and shall be deemed to be the Investor Nominee for all purposes under this Agreement.

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2.4    Termination of the Company’s Obligations and Resignation of the Investor Nominee. Notwithstanding anything to the contrary in this Agreement, if, at any time, the Investor and/or its Affiliates sell, transfer or otherwise dispose of any Company Shares and, immediately after taking such action, the Investor and its Affiliates cease to hold, in the aggregate, directly or indirectly, beneficially or otherwise, at least 5% of the total issued and outstanding Company Shares on a fully diluted basis, then upon notice from the Company to the Investor, the obligations of the Company under this Article 2 shall immediately terminate, whereupon, if the Investor Nominee is then serving as a director of the Company, the Investor Nominee shall, and the Investor shall promptly cause the Investor Nominee to, resign from the Board and any committee of the Board on which the Investor Nominee sits.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of the Company. The Company represents and warrants to the Investor that:
(a)    the Company is duly incorporated, validly existing and in good standing under the Laws of the State of Washington and has all requisite corporate power and authority to execute and deliver this Agreement;
(b)    this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium, and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or at law);
(c)    the execution and delivery of this Agreement by the Company, and performance of its obligations hereunder, do not (i) violate or conflict with the Articles of Incorporation, the By-Laws or any other organizational document of the Company; (ii) violate or conflict with any Law applicable to the business of the Company or require any consent, approval, authorization of, or filing with or notification to any Governmental Authority; or (iii) require any consent under, result in any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or give any Person any rights of termination, acceleration or cancellation of, any of the terms, conditions or provisions of any agreements to which the Company is a party;

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(d)    the actions contemplated by Article 2 and the Resolution (as defined below) have been duly and validly authorized by all necessary corporate action and expressly approved by the Board; and
(e)    a true, correct and complete copy of the resolution regarding the approval of the Investor and the Transaction under Section 23B.19.040 of the Act (the “Resolution”) has been provided to the Investor, which Resolution has not been rescinded, revoked, overturned or otherwise modified or amended.
3.2    Representations and Warranties of the Investor . The Investor represents and warrants with respect to the Company that:
(a)    the Investor is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement;
(b)    this Agreement has been duly authorized, executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium, and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or at law); and
(c)    the execution and delivery of this Agreement by the Investor, and performance of its obligations hereunder, do not (i) violate or conflict with the certificate of formation or the limited liability company agreement of the Investor; (ii) violate or conflict with any Law applicable to the business of the Investor or require any consent, approval, authorization of, or filing with or notification to any Governmental Authority, other than pursuant to the Investor’s obligation, if any, to make a public filing with the U.S. Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934; or (iii) require any consent under, result in any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or give any Person any rights of termination, acceleration or cancellation of, any of the terms, conditions or provisions of any agreements to which the Investor is a party.
ARTICLE 4

COVENANTS

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4.1    Limitations on Purchases of Company Shares.
(d)    The Investor hereby covenants and agrees that it shall not, and shall cause its Affiliates not to, in any manner, directly or indirectly, acquire beneficial ownership of any Company Shares or any securities convertible or exchangeable into or exercisable for Company Shares (other than securities issued pursuant to a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by the Investor and its Affiliates immediately prior to such action by the Company) if, immediately after giving effect to such acquisition, the Investor and its Affiliates would, in the aggregate, beneficially own more than 25% of the total issued and outstanding Company Shares on a fully diluted basis (the “Threshold Share Amount”). In the event the Investor acquires such number of Company Shares as would result in the Investor and its Affiliates holding, in the aggregate, more than the Threshold Share Amount, the Company shall notify the Investor of such event, upon which notice the Inventor shall have a period of 10 days (the “Divestiture Period”) to divest itself, or cause its Affiliates to divest themselves, of a sufficient amount of Company Shares (the “Divested Shares”) so that it and its Affiliates shall no longer hold, in the aggregate, more than the Threshold Share Amount. The Company hereby acknowledges and agrees that, to the extent the Investor and its Affiliates divest themselves of the Divested Shares within the Divestiture Period, the Investor shall not be in default under the terms of this Section 4.1(a).
(e)    At any time that the Investor, together with its Affiliates, owns, beneficially or otherwise, 24% or more of the total issued and outstanding Company Shares on a fully diluted basis, the Investor shall be entitled to request that the Company issue and sell to the Investor, or to any of its Affiliates, such number of Company Shares (the “Additional Shares”) as is required to result in the Investor and its Affiliates holding, in the aggregate, 30% of the total issued and outstanding Company Shares on a fully diluted basis. The price of any sale of Additional Shares would be equal to the volume weighted average of the closing prices for the Company Shares on the New York Stock Exchange for the most recent 10 trading days prior to the date on which the issuance and sale of the Additional Shares is consummated. If the Company agrees to issue and sell the Additional Shares to the Investor and/or its Affiliates, the Investor, any Affiliates of the Investor purchasing Additional Shares, and the Company shall negotiate in good faith a definitive agreement setting forth these and other mutually agreeable terms and conditions relating to such issuance and sale.
(f)    In the event (i) the Company issues and sells the Additional Shares to the Investor and/or its Affiliates pursuant to Section 4.1(b), (ii) the Company declines to sell the Additional Shares to the Investor and/or its Affiliates, (iii) the Company and the Investor and the Affiliates (if any) do not execute a definitive agreement with respect to the issuance and sale of the Additional Shares within five Business Days of the Investor’s request pursuant to Section 4.1(b), or (iv) such definitive agreement is executed and is subsequently terminated or the issuance and

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sale of the Additional Shares contemplated thereby fails to occur for any reason, then, in each case, the Threshold Share Amount shall immediately be deemed to be 30% of the total issued and outstanding Company Shares on a fully diluted basis for all purposes of this Agreement.
4.2    Notice of Certain Issuances. In the event that, at any time, the Company or any of its Subsidiaries shall decide to undertake an issuance of New Securities (in one transaction or a series of related transactions) with an aggregate purchase price of $20,000,000 or more, the Company shall (i) deliver to the Manager (on behalf of the Investor) written notice of the Company’s decision, describing the amount, type and terms (including the exercise price and expiration date thereof in the case of any Options) of such New Securities, the purchase price per New Security (the “New Securities Price”) to be paid by the purchasers of such New Securities (or, if the New Securities Price is not known, the expected method for determining such New Securities Price) and the other terms upon which the Company has decided to issue the New Securities including, the expected timing of such issuance (which will in no event be more than 60 days or less than 30 days after the date upon which such notice is given (the “Preemptive Notice”)) and (ii) negotiate in good faith with the Manager (on behalf of the Investor) for seven (7) days after the delivery of the Preemptive Notice regarding the extent to which, if any, the Manager (on behalf of the Investor) and/or the Investor’s Affiliates will participate (in whole or in part) in such issuance. If the Parties agree on the level of participation of the Manager (on behalf of the Investor) and/or the Investor’s Affiliates in such issuance, the applicable parties shall negotiate definitive documentation with respect to such participation in good faith.
ARTICLE 5

TERMINATION
5.1    Termination. This Agreement shall terminate upon the date on which the Investor and its Affiliates cease to be, directly or indirectly, the beneficial owner of at least five percent (5%) of the issued and outstanding Company Shares on a fully diluted basis.
ARTICLE 6

GENERAL
6.1    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) telecopied or sent by facsimile to the recipient, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company and to the Investor at the addresses set forth below, or at such address or to the

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attention of such other Person as the recipient Party has specified by prior written notice to the sending Party.
The Company’s address is:
Red Lion Hotels Corporation
201 W. North River Drive
Suite 100
Spokane, Washington 99201
Attention: Thomas L. McKeirnan
Facsimile: (509) 325-7324
with copies (which shall not constitute notice) to:
Perkins Coie LLP
1201 Third Avenue
Suite 4900
Seattle, Washington 98101
Attention: Andrew Bor
Facsimile: (206) 359-9000

Notices to the Investor shall be sent to:

c/o HNA Group North America LLC
225 Liberty Street
New York, NY 10281
Attention: Enrico Marini Fichera
Facsimile: (212) 631-9998

with copies (which shall not constitute notice) to:
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Francis Zou, Esq.
    Holt Goddard, Esq.
Facsimile: (212) 354‑8113
Notices to the Manager shall be sent to:
HNA Investment Management LLC
225 Liberty Street

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New York, NY 10281
Attention: Enrico Marini Fichera
Facsimile: (212) 631-9998

with copies (which shall not constitute notice) to:
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Francis Zou, Esq.
    Holt Goddard, Esq.
Facsimile: (212) 354‑8113
If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.
6.2    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action.
6.3    Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of Laws provisions thereof).
6.4    Severability. In the event that any one or more of the provisions set forth herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party), it being intended that each of the Parties’ rights and privileges shall be enforceable to the fullest extent permitted by Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party).

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6.5    Consent to Jurisdiction. The Parties agree that any legal proceeding by or against any Party or with respect to or arising out of this Agreement shall be brought exclusively in the state or Federal courts in the State of Delaware. By execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by Law. The Parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis (a) of any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, or that it or any of its property is immune from the above described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) of any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.
6.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
6.7    Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the other party’s prior written consent; provided, however, that the Investor may assign its rights or delegate its obligations hereunder to any of its Affiliates or collaterally assign any rights hereunder to debt holders of the Investor; provided, however, that such assignment shall not relieve the Investor of its obligations hereunder, and that the Investor shall provide written notice to the Company informing the Company of the identity of the assignee as a condition for the effectiveness of such assignment.
6.8    Manager. At any time that the Investor has assigned the right to acquire, dispose of or vote the Common Stock it holds to another Person, including the assignment from the Investor to the Manager described in the recitals, then such Person shall have full rights to receive notices,

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take actions, and deliver documents and instruments under Article 2 and Article 4 on behalf of the Investor until such time as such assignment is terminated or revoked, in which case such rights shall vest in any successor to such Person, or, in the absence of such a successor, the Investor.
6.9    Amendments; Waivers. This Agreement may only be amended pursuant to a written agreement executed by all the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
6.10    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof and supersedes any and all prior and contemporaneous agreement, memoranda, arrangement and understanding, both written and oral, between the Parties with respect to the subject matter hereof.
6.11    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or in the form of a .pdf file), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the Parties have duly executed this Investor Agreement as of the date first above written.

RED LION HOTELS CORPORATION

By:	/s/ Thomas L. McKeirnan Name: Thomas L. McKeirnan Title: Executive Vice President

HNA RLH INVESTMENTS LLC
By:     HNA Group North America LLC,
its managing member

By:	/s/ Xiao Feng Chen Name: Xiao Feng Chen Title: Manager

HNA INVESTMENT MANAGEMENT LLC

By:	/s/ Xiao Feng Chen Name: Xiao Feng Chen Title: Manager

[Signature page – Investor Agreement]